Exhibit 99(a)(5)(BB)

GS Inbound Toll Free #: 1-866-489-3151

BARRICK GOLD CORPORATION
Amended Offer to Purchase for cash all of the outstanding Common Shares of
NOVAGOLD RESOURCES INC.
For the increased price of US$16.00 for each common share

TERMS OF THE OFFER
The Offeror	Barrick Gold Corporation
The Offer

Barrick has increased its all-cash offer to acquire the outstanding common shares of NovaGold Resources and the associated rights under NovaGold’s shareholder rights plan from US$14.50 to US$16.00 in cash per Common Share.

Expiry Time	The Offer has been extended and is now open for acceptance until 9:00 p.m. (Toronto time) on November 7, 2006, unless the Offer is further extended or withdrawn.
MANNER OF ACCEPTANCE
Procedure for Acceptance

Registered:

If you hold your Common Shares in your own name, to tender your Common Shares you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal (printed on green paper) and any other documents required by the Letter of Transmittal, to CIBC Mellon Trust Company, the Depositary for the Offer, or Mellon Investor Services LLC, the US Forwarding Agent for the Offer, at or prior to the time that the Offer expires.

Alternatively, Shareholders may accept the Offer by following the procedures for book-entry transfer of Common Shares or follow the procedure for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on blue paper) or a manually executed facsimile thereof.

Contact CIBC Mellon Trust Company @ 1-800-387-0825 or 416-643-5500 and if you are a US holder, Mellon Investor Services LLC @ 1-800-777-3674 for assistance.

Beneficial:

If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Common Shares in the Offer. You should request your nominee to effect the transaction.

OTHER INFORMATION
Listing	NovaGold Resources Inc: NG (TSX and AMEX)

Depositary	CIBC Mellon Trust Company @ 1-800-387-0825

Barrick Offer-NovaGold	Page 1 of 6	Revised Oct 27, 2006

US Forwarding Agent Information Agent Offering Documents

Mellon Investor Services LLC @ 1-800-777-3674

Georgeson @ 1-866-489-3151

The materials relating to the Offer are available online at www.barrick.com, www.sedar.com and www.sec.gov and may be requested, without charge, from the Information Agent, the Depositary or the US Forwarding Agent at their respective addresses provided at the end of the Offer to Purchase.

Q&A

Q1. WHO IS MAKING THE OFFER?

Barrick Gold Corporation is making the offer. They are a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents, and a large land position on the world’s best exploration belts.

Agent Note: For more information on Barrick Gold Corporation see the last page of this brief under the section: Company Background.

Q2. WHAT WILL I RECEIVE FOR MY SHARES UNDER THE OFFER?

Barrick is now offering to pay an increased price of US$16.00 in cash for each Common Share of NovaGold, representing an increase of US$1.50 per Common Share.

Q3. DOES THE OFFER REPRESENT A PREMIUM?

The offer price represents a premium of approximately 37% over both the closing price of NovaGold common shares on the AMEX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, and the price at which shares were issued under NovaGold’s February 2006 equity offering.

Q4. HOW DO I ACCEPT THE OFFER?

Registered Shareholders:

If you hold your Common Shares in your own name, to tender your Common Shares you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (printed on green paper), to CIBC Mellon Trust Company, the Depositary for the Offer, or Mellon Investor Services LLC, the US Forwarding Agent for the Offer, at or prior to the time that the Offer expires.

Registered Shareholders should contact
CIBC Mellon Trust Company @ 1-800-387-0825 or 416-643-5500 and if you are a US holder, Mellon Investor Services LLC @ 1-800-777-3674 for assistance.

Barrick Offer-NovaGold	Page 2 of 6	Revised Oct 27, 2006

Notice of Guaranteed Delivery:

If a Shareholder wishes to accept the Offer and deposit Common Shares under the Offer and the certificate(s) representing such Shareholder’s Common Shares are not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary or the US Forwarding Agent at or prior to the Expiry Time, such Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the Notice of Guaranteed Delivery (printed on blue paper) or a manually executed facsimile thereof.

Book-Entry Transfer:

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to 7:00pm (Toronto time) on November 7, 2006. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary. Such documents or Agent’s Message should not be sent to the US Forwarding Agent.

Beneficial Shareholders:

If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Common Shares in the Offer. You should request your nominee to effect the transaction.

Q5. WHAT IS THE EXPIRY DATE AND TIME FOR THE OFFER?

Unless the Offer is extended or withdrawn, you will now have until 9:00 p.m. (Toronto time) on November 7, 2006 to tender your Common Shares to the Offer.

Q6. WILL I HAVE TO PAY ANY FEES OR COMMISSION IF I ACCEPT?

If you are the record owner of your Common Shares and you tender your Common Shares in the Offer by depositing your Common Shares directly with the Depositary or the US Forwarding Agent or you use the services of a member of the Soliciting Dealer Group to accept the Offer, you will not have to pay brokerage fees or similar fees or commissions.

If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q7. IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

Upon and subject to the terms and condition of the offer, Barrick will pay for all validly tendered and not withdrawn Common Shares promptly and in any event no later than either the tenth day after the expiration of the Offer or three business days after the Common Shares are accepted and taken up. Barrick will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Barrick and transmitting such payments to you.

Barrick Offer-NovaGold	Page 3 of 6	Revised Oct 27, 2006

Q8. IS THE OFFER BEING MADE FOR ANY OPTIONS OR OTHER RIGHTS?

Barrick Gold is offering to purchase all of the outstanding Common Shares of NovaGold together with the associated rights under NovaGold’s shareholder rights plan. The Offer is not made for any Options or Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights).

Any holder of Options or Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights) who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable laws, exercise the Options, Warrants or other securities in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer.

Q9. WHAT ARE SOME OF THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including:

(1) At the Expiry Time of the Offer, and at the time Barrick first takes up and pays for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 50.1% of the outstanding Common Shares (calculated on a fully diluted basis).

(2) All required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods that are necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting periods, expired or been terminated.

The Offer is also subject to additional conditions. (See Section 4 of the Offer, pp. 19-22)

Q10. WHAT WOULD HAPPEN IF I DO NOT ACCEPT THE OFFER?

If Barrick purchases Common Shares in the Offer that represent at least 50.1% of the Common Shares outstanding on a fully diluted basis, they intend to acquire the remaining Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction for an amount in cash that equals US$16.00 per Common Share. However, there is no assurance that such acquisitions will be completed; in particular, if Barrick acquires less than 75% of the outstanding Common Shares on a fully diluted basis pursuant to the Offer.

Compulsory Acquisition

If the Offer remains open for at least four months and within four months after the date of the Offer the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares, other than Common Shares held at the date of the Offer by or on behalf of Barrick and persons related to or acting in concert with Barrick, and Barrick acquires or is bound to take up and pay for such deposited Common Shares under the Offer, Barrick may acquire the Common Shares not deposited under the Offer, on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of Section 132 of the Companies Act (Nova Scotia).

Barrick Offer-NovaGold	Page 4 of 6	Revised Oct 27, 2006

Subsequent Acquisition Transaction

If Barrick takes up and pays for Common Shares validly deposited under the Offer and a Compulsory Acquisition is not available or Barrick elects not to pursue a Compulsory Acquisition, Barrick currently intends to cause one or more special meetings of Shareholders to be called to consider and, if approved, complete an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving NovaGold and Barrick and/or one or more affiliates of Barrick for the purpose of enabling Barrick or an affiliate of Barrick to acquire all Common Shares not acquired by Barrick under the Offer. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer.

Q11. WHAT IS THE PURPOSE OF THE OFFER?

The purpose of the Offer is to enable Barrick to acquire all of the Common Shares of NovaGold. The effect of the Offer is to give to all Shareholders the opportunity to receive the increased price of US$16.00 in cash per Common Share, representing a premium of 37% over the closing price of the Common Shares on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, on the AMEX.

The acquisition of NovaGold by Barrick will consolidate Barrick’s interest in the Donlin Creek project and add the Galore Creek project to Barrick’s unrivalled pipeline of projects.

Q12. DOES BARRICK HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. Barrick estimates that, if they acquire all of the Common Shares (including Common Shares issued upon the exercise of all Options and Warrants), the total amount of cash required (including their related fees and expenses) will be approximately US$1.7 billion. They intend to use a portion of their existing cash reserves and also use their credit facility to pay for the Common Shares acquired under the Offer.

Q13. WHAT ARE THE TAX CONSEQUENCES TO THE OFFER?

Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Q14. DO I HAVE THE RIGHT TO DISSENT?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event that Barrick elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction.

Barrick Offer-NovaGold	Page 5 of 6	Revised Oct 27, 2006

Company Background

Barrick Gold Corporation

Barrick is a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents, and a large land position on the world’s best exploration belts. Barrick holds a pre-eminent position within the gold mining industry. Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

NovaGold Resources Inc.

NovaGold is engaged in the exploration of mineral properties in Alaska and Western Canada. Three of NovaGold’s properties, Galore Creek in Northwestern British Columbia, Donlin Creek in Southwestern Alaska (a joint venture with a subsidiary of Barrick) and the Nome Operations near Nome, Alaska, are advanced stage exploration projects with defined gold resources, and one property, the Ambler project in Northwestern Alaska, is an earlier stage polymetallic massive sulphide deposit.

Barrick Offer-NovaGold	Page 6 of 6	Revised Oct 27, 2006